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                                                                     Exhibit 3.3

CERTIFICATE OF DESIGNATION OF THE VOTING POWERS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, WHICH HAVE NOT BEEN SET FORTH IN THE CERTIFICATE OF INCORPORATION OR IN ANY AMENDMENT THERETO, OF THE

                            SERIES A PREFERRED STOCK
                                ($.01 PAR VALUE)

                                       OF

                                BIONEBRASKA, INC.

                              --------------------

                         Pursuant to Section 1.51 of the
                General Corporation Law of the State of Delaware

         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of BioNebraska, Inc., a Delaware corporation (hereinafter called the "Corporation"):

         "RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors hereby provides for and authorizes the issuance of a series of Preferred Stock of the Corporation to consist of 11,750 shares having a par value of $.0l per share (the "par value") and a face value of $100 per share (the "face value"), and hereby fixes the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation, as follows:

         1. DESIGNATION AND AMOUNT. This series of Preferred Stock shall consist of 11,750 shares and shall be designated as, and is hereinafter referred to as "Series A Preferred Stock," with the rights, privileges and preferences specified herein.

         2. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have no voting rights, except those granted in the events described in Articles 4 and 7 of this Certificate of Designation.

         3. DIVIDENDS.

                  3.1 DIVIDEND AMOUNT. The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends, when, as and if declared by the Board of

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         Directors, out of any funds legally available therefor, at the rate of $7.50 per share in each year beginning on or after May 31, 1993, payable annually on May 31 of each such year, in preference and priority to any payment of any dividend on the Common Stock or any other shares junior to the Series A Preferred Stock as to dividends. Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock beginning as of May 31, 1993. The Corporation shall be required to begin paying dividends on Series A Preferred Stock only on the May 31 immediately following either of the following events: (i) the Corporation shall have net income for two consecutive fiscal years in an amount exceeding $4,000,000 per year; or (ii) the Corporation has obtained total gross proceeds in excess of $15,000,000 in cash from public or private offerings of any form of its equity securities after the adoption of this Certificate of Designation (excluding the private placement to be conducted by R. J. Steichen beginning in July 1993, any exercise of the warrants included in the Units sold in such private placement, any exercise of the Agent's option granted in such private placement, any exercise of the Corporation's options or warrants which are outstanding as of the completion of such private placement, or any exercise of options hereafter granted under the Corporation's 1993 Stock Plan). Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. If at least one year's dividends have not been paid to the holders of Series A Preferred Stock prior to May 31, 2000, the holders of the Series A Preferred Stock shall be entitled to elect one-third (1/3) of the members of the Board of Directors in accordance with Section 4 below.

                  3.2 PRIORITY. Except for dividends paid solely in the form of Common Stock on a pro rata basis to holders of Common Stock, no dividend or other distribution shall be paid on any shares of Common Stock of the Corporation or any other shares of the Corporation junior to Series A Preferred Stock as to dividends or the distribution of assets upon liquidation (herein called "junior shares"), nor shall any such shares of Common Stock or junior shares be purchased or otherwise acquired by the Corporation, unless prior to or concurrently with any such payment with respect to the Common Stock or junior shares, payment in full of the amount of all cumulative dividends to which the holders of the Series A Preferred Stock shall then be entitled shall have been paid. Subject to the above limitations, dividends may be paid on Common Stock or junior shares out of any funds legally available for such purpose when and as declared by the Board of Directors.

         4. ELECTION OF DIRECTORS. In the event at least one year's dividends have not been paid on the Series A Preferred Stock on or before May 31, 2000, the holders of a majority of the outstanding Series A Preferred Stock, voting separately as a class, shall be entitled to elect one-third (1/3) of the members of the Board of Directors of the Corporation (the "Preferred Stock Directors"), and shall have the exclusive right to remove any Preferred Stock Director until all accrued dividends are paid in full. A vacancy created in the Board by the death, resignation or


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removal of any Preferred Stock Director may only be filled by vote of the holders of a majority of the Series A Preferred Stock, voting separately as a class. The holders of Series A Preferred Stock are not entitled to cumulative voting.

         5. REDEMPTION OF SERIES A PREFERRED STOCK. The Series A Preferred Stock shall be subject to redemption by the Corporation in accordance with the following provisions:

                  5.1. REDEMPTION AT OPTION OF CORPORATION. The Corporation may redeem the Series A Preferred Stock, in whole or in part in accordance with the provision of paragraph 5.2, at any time, beginning on May 31, 1993, at the face value per share plus all unpaid and accumulated dividends to the redemption date (the "Optional Redemption Price").

                  5.2 PRO RATA REDEMPTIONS. If less than all the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to 5.1 above, a pro rata amount of such shares shall be redeemed from each of the holders of Series A Preferred Stock.

                  5.3 NOTICE. Notice of any proposed redemption of Series A Preferred Stock pursuant to this Section 5 shall be given by the Corporation by sending by certified mail, postage prepaid, a copy of such notice at least 30 but not more than 90 days prior to the date fixed for such redemption to the holders of record of the Series A Preferred Stock, at their respective addresses appearing on the books of the Corporation or given by such holder to the Corporation for the purposes of notice, or if no such address appears or is given, at the principal office of the Corporation. Such notice shall state the date fixed for redemption, the number of shares of Series A Preferred Stock to be redeemed from all holders thereof and from such holder and the Optional Redemption Price per share, and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or before the date fixed for redemption and stated in such notice, each holder of shares of Series A Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Optional Redemption Price therefor. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the date fixed in such notice of redemption (unless default be made by the Corporation in providing moneys for the payment of the Optional Redemption Price and any accrued but unpaid dividends) then, notwithstanding that the certificates evidencing any shares of Series A Preferred Stock so called for redemption shall not have been surrendered, all rights of the holders thereof with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except only the right of the holders to receive the Optional Redemption Price, without interest, upon surrender of their certificates therefor.


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                  5.4 MANDATORY REDEMPTION AT OPTION OF HOLDER. Subject to
         Subsection 5.5, each holder of the Series A Preferred Stock shall have the right to require the Corporation to redeem all, but not a portion of, his, hers or its shares of Series A Preferred Stock beginning after May 31, 2000, at a redemption price of the face value per share plus all unpaid and accumulated dividends to the date of redemption (the "Mandatory Redemption Price"). Notice of mandatory redemption must be sent by a holder to the Corporation no later than May 31 in any calendar year to be effective for that calendar year. Upon receipt of such notice, accompanied by certificates representing the number of shares to be redeemed duly endorsed for transfer, the Corporation must redeem the shares subject to the notice prior to August 31 of the calendar year of the notice at the Mandatory Redemption Price. All rights of the holders of the Series A Preferred Stock with respect to shares surrendered pursuant to this Subsection 5.4 shall continue to the date of redemption.

                  5.5 The Corporation shall have the right to pay all or part of the Mandatory Redemption Price in cash and to issue a two-year promissory note in the amount of the Mandatory Redemption Price or any portion thereof which is not paid in cash. Such promissory note shall have a principal amount equal to the balance of the Mandatory Redemption Price, shall bear interest at twelve percent (12%) per annum payable at maturity, shall become due and payable in one lump sum on the second anniversary of the date of redemption and shall be an unsecured obligation of the Corporation.

         6. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         7.       LIQUIDATION, DISSOLUTION OR WINDING UP.

                  7.1 The Series A Preferred Stock shall rank on a parity with any other series of preferred stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of the Series A Preferred Stock shall be entitled to receive the face value plus all unpaid and accumulated dividends in cash per share before any distribution of assets is made to the holders of the Common Stock or any class of stock ranking junior to the Series A Preferred Stock. If, upon such liquidation, dissolution or winding up, the assets distributable to the holders of Series A Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such assets shall be distributed ratably among the shares of Series A Preferred Stock. After payment in full of all amounts due to the holders of Series A Preferred Stock, the remaining assets of the Corporation available for payment and distribution to shareholders shall be paid and


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         distributed to the holders of Common Stock and junior shares. The consolidation or merger of the Corporation, a transfer of all or substantially all of its assets for cash or securities or a share exchange will not be considered a liquidation, dissolution or winding up of the Corporation.

                  7.2 So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of the outstanding shares of Series A Preferred Stock, voting as a separate class, authorize or create any shares of any class of stock having a liquidation preference or priority superior to the liquidation preference and priority of the Series A Preferred Stock."

     IN WITNESS WHEREOF, BIONEBRASKA, INC. has caused this certificate to be signed by Fred W. Wagner, its President, and the same to be attested by Thomas
R. Coolidge, its Secretary, effective as of August 27, 1993.


                                               BIONEBRASKA, INC.



                                               By:   /s/ Fred W. Wagner
                                                   ----------------------------
                                                   Fred W. Wagner, President

ATTEST:



By:   /s/  Thomas R. Coolidge
   ---------------------------------
    Thomas R. Coolidge, Secretary


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